                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:

[ ]  PRELIMINARY PROXY STATEMENT
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
     14a-6(e)2))
[X]  DEFINITIVE PROXY STATEMENT
[ ]  DEFINITIVE ADDITIONAL MATERIALS
[ ]  SOLICITING MATERIAL PURSUANT TO RULE 14a-11(c) OR RULE 14(a)-12

                      THE MAJOR AUTOMOTIVE COMPANIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[ ] NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14a-6(i)(1) AND 0-11.

            (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION
                  APPLIES:

            (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

            (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

            (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

            (5)   TOTAL FEE PAID:

[ ] FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(a)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

            (1)   AMOUNT PREVIOUSLY PAID:

            (2)   FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

            (3)   FILING PARTY:

            (4)   DATE FILED:

                      THE MAJOR AUTOMOTIVE COMPANIES, INC.
                            43-40 NORTHERN BOULEVARD
                        LONG ISLAND CITY, NEW YORK 11101

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 11, 2002

To The Shareholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of THE MAJOR AUTOMOTIVE COMPANIES, INC. (f/k/a Fidelity Holdings, Inc.), a Nevada corporation ("Major," the "Company," "we," "our" or "us"), will be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, NY 11553, on December 11, 2002, at 2:00 p.m., local time, for the following purposes:

          1.  To elect one Class II Director for a term ending in 2005;

          2. To ratify the appointment of BDO Seidman LLP as our independent auditors for the year 2002; and

          3. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are presently aware of no other business to come before the Annual Meeting.

     The Board of Directors has fixed the close of business on November 1, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on our stock transfer books at the close of business on that date are entitled to notice and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ ERIC KELTZ
                                          --------------------------------------
                                          Eric Keltz
                                          Secretary

Long Island City, New York
Dated: November 1, 2002

           WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING YOU
            ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED
             PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES
                   NO POSTAGE IF MAILED IN THE UNITED STATES.

                      THE MAJOR AUTOMOTIVE COMPANIES, INC.
                            43-40 NORTHERN BOULEVARD
                        LONG ISLAND CITY, NEW YORK 11101

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 11, 2002

                                  INTRODUCTION

     This Proxy Statement is being furnished to shareholders by the Board of Directors of The Major Automotive Companies, Inc., a Nevada corporation, in connection with the solicitation of proxies for use at our 2002 Annual Meeting of Shareholders (the "Meeting") to be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, NY 11553, on December 11, 2002, at 2:00 p.m., local time, or at any adjournments thereof.

     The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to shareholders is on or about November 6, 2002.

                       RECORD DATE AND VOTING SECURITIES

     Only shareholders of record at the close of business on November 1, 2002, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the record date there were outstanding 9,564,471 shares of our common stock, $.01 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                               VOTING OF PROXIES

     Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no instruction is indicated on the Proxy, the shares of Common Stock represented thereby will be voted: (i) to elect one Class II Director for a term ending in 2005; (ii) for the ratification of the appointment of BDO Seidman LLP as our independent auditors for the year ending December 31, 2002; and (iii) at the discretion of the person or persons voting the Proxy, with respect to any other matter that may properly be brought before the Meeting. The execution of a Proxy will in no way affect a shareholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a shareholder may be revoked at any time thereafter if written notice of revocation is given to our Secretary prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented at the Meeting, or if the shareholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by us. In addition to the use of the mails, proxy solicitation may be made personally or by telephone or telegraph by our officers, directors and employees. We will, upon request, reimburse banks, brokerage firms and other custodians for their reasonable expenses in sending soliciting material to the beneficial owner of the shares.

                      PROPOSAL I -- ELECTION OF DIRECTORS

     The Board of Directors of the Company (the "Board") currently has four members. Our Bylaws (the "Bylaws") divide the Board of Directors into three classes having staggered terms of three years each, with

Classes I, II and III having terms expiring at the Annual Meeting of Stockholders in 2004, 2002 and 2003, respectively. At each Annual Meeting, the successors to the class of directors whose terms expire at that meeting are elected for a term of office to expire at the third succeeding Annual Meeting after their election and until their successors have been duly elected and qualified. At the Meeting, votes will be cast to elect one Class II Director for a term ending in 2005.

     It is intended that the name of the nominee listed below will be placed in nomination. The nominee has consented to being named in this Proxy Statement and to serve if elected. If the nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such other person, if any, as may be designated by the Board. However, management has no reason to believe that the nominee will be unavailable.

     Information regarding the nominee is more fully provided below and under "Security Ownership," "Executive Compensation" and "Certain Relationships and Related Transactions."

DIRECTOR NOMINEE

NAME                                              AGE         POSITION         DIRECTOR SINCE
----                                              ---         --------         --------------
CLASS II -- TERM EXPIRES 2005
Steven Hornstock................................  53    Director                    --

DIRECTORS CONTINUING IN OFFICE

NAME                                              AGE         POSITION         DIRECTOR SINCE
----                                              ---         --------         --------------
CLASS I -- TERM TO EXPIRE 2004
Bruce Bendell...................................  48    Director               November 1995
Steven Nawi.....................................  55    Director               December 2001
CLASS III -- TERM EXPIRES 2003
Jeffrey Weiner..................................  45    Director                 May 1998
David Edelstein.................................  49    Director                 May 1998

DIRECTOR WHOSE TERM EXPIRES IN 2002

     The term of our Class II Director expires at the Meeting. Our Class II Director, James Wallick, resigned as a director of the Company in April 2002. Mr. Hornstock is being nominated as a Class II Director to fill the vacancy created by the resignation of Mr. Wallick.

NAME                                              AGE         POSITION         A DIRECTOR SINCE
----                                              ---         --------         ----------------
Bruce Bendell...................................  48    Chairman of the Board       1995
Steven Nawi.....................................  55    Director                    2001
Steven Hornstock................................  53    Director Nominee             --
Jeffrey Weiner..................................  45    Director                    1998
David Edelstein.................................  49    Director                    1998

     Bruce Bendell. Mr. Bendell has served as our Chairman of the Board since our formation in November 1995, our President and Chief Operating Officer since September 2001 and as Acting Chief Financial Officer since October 2002. Mr. Bendell served as our Chief Executive Officer from May 1998 until February 2000, as our President from May 14, 1998 to December 1998, and as our Chief Executive Officer since July 2000. Mr. Bendell has also served as the President and a Director of Major Auto and its affiliates since December 1985.

     Steven Nawi. Mr. Nawi has served as our Director since December 2001. Mr. Nawi has served as the President of Nawi Leasing, Inc., a leasing company, since 1978. Mr. Nawi also serves as the President of Fort Lee Road Company, Inc., a real estate holding company, since 1986, as President of Major Automotive, Inc., an unrelated daily car-rental operations company, since January 2000, and as President of N.A.W.I. Enterprises, a financial lending company, since January 2000.

     Steven Hornstock. Mr. Hornstock is being nominated for election as a Class II Director. Mr. Hornstock is a senior partner at Altman\Burack Partners, LLC, an affiliate of Murray Hill Properties, TCN, since April 2000. From October 1994 to April 2000, Mr. Hornstock served as director of investment sales at Helmsley Spear Inc. Mr. Hornstock was also founding partner in Sutton East Associates, where he worked from 1982 to 1993. Mr. Hornstock has been active in the real estate business for the past 25 years as a developer, owner and investment sales broker. Mr. Hornstock is a licensed real estate broker in the state of New York, a member of the Real Estate Board of New York (REBNY), a member of the REBNY Sales Brokers Committee and a founding board member of the New York Owners Council. Mr. Hornstock received his Bachelors of Science degree in Accounting from Bentley College in Waltham, Massachusetts.

     Jeffrey Weiner. Mr. Weiner has served as our Director since May 1998. Mr. Weiner is a certified public accountant and has been with the accounting firm of Marcum & Kliegman LLP, where he is currently Managing Partner, since 1981.

     David Edelstein. Mr. Edelstein has served as our Director since May 1998. Mr. Edelstein has been in the real estate development business since 1979. Currently he is the Managing Member of Sutton East Associates LLC, a real estate development limited liability company and is involved in several sizable real estate projects in New York and Florida.

REQUIRED VOTE

     Approval of the election of the nominee requires the affirmative vote of a majority of shares of Common Stock eligible to vote at the Annual Meeting in person or by proxy. Abstentions are considered present for this proposal, so they will have the same effect as votes against the election of the nominee. Broker non-votes are not considered present for this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEE.

       PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed BDO Seidman LLP as our independent auditors. Although the selection of auditors does not require ratification, the Board of Directors has directed that the appointment of BDO Seidman LLP be submitted to shareholders for ratification due to the significance of their appointment to the Company. If shareholders do not ratify the appointment of BDO Seidman LLP, the Board of Directors will consider the appointment of other certified public accountants. A representative of BDO Seidman LLP will be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

REQUIRED VOTE

     The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for ratification of the appointment of BDO Seidman LLP as our independent auditors. Broker non-votes and proxy cards marked "abstain" with respect to this proposal will be counted towards a quorum. Abstentions will be counted as a vote against this proposal and broker non-votes will not be counted for purposes of determining whether this proposal has been approved.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN LLP AS OUR INDEPENDENT AUDITORS.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

PRINCIPAL SHAREHOLDERS

     The following tables sets forth information with respect to the beneficial ownership of each class of our securities as of October 29, 2002 respectively, by (i) each of our directors and our director nominee, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) each person known to us to own more than 5% of any class of our securities:

                                                                                     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          NUMBER OF SHARES        CLASS(1)
------------------------------------                          ----------------       ----------
Executive Officers and Directors:
Bruce Bendell...............................................     4,121,727(2)          42.64%
David Edelstein.............................................        37,580(3)(4)           *
Steven Nawi.................................................         9,800(5)              *
Jeffrey Weiner..............................................       101,090(6)           1.05%
All directors and executive officers as a group.............     4,270,197(7)(8)       43.65%
Other 5% Stockholders:
Doron Cohen.................................................       511,892(9)           5.35%
47 Parker Boulevard
Monsey, New York 10952

---------------

 *  Represents less than 1% of the outstanding shares of Common Stock.

(1) Based on 9,564,471 shares of Common Stock outstanding on October 29, 2002.

(2) Includes: (i) 5 shares of Common Stock owned by Mr. Bendell's wife and the following shares of Common Stock which Mr. Bendell has the right to acquire within 60 days: 22,500 shares of Common Stock which Mr. Bendell has the right to acquire upon the exercise of warrants; and (ii) options for 80,000 shares of Common Stock which are immediately exercisable.

(3) Includes options for 30,200 shares of Common Stock which are immediately exercisable.

(4) Includes 1,980 shares of Common Stock owned by Mr. Edelstein's children.

(5) Includes options for 4,500 shares of Common Stock which are immediately exercisable.

(6) Includes options for 80,200 shares of common stock which are immediately exercisable and 900 shares of common stock owned by Mr. Weiner's wife.

(7) Includes (i) 2,885 shares of common stock owned by immediate family members of directors and executive officers as a group, (ii) 22,500 shares of common stock that the directors and executive officers as a group have the right to acquire within 60 days and (iii) options for 217,400 shares of common stock which are immediately exercisable.

(8) The address for each executive officer and director is c/o The Major Automotive Companies, Inc., 43-40 Northern Boulevard, Long Island City, NY 11101.

(9) Based solely on a Schedule 13G/A filed on February 1, 2001. Pursuant to a Separation and Release Agreement dated August 8, 2000, the shares will be voted in accordance with the recommendation of the majority of the non-employee directors of the Company.

EXECUTIVE OFFICERS

     The following table sets forth the names and ages of all executive officers, the positions and offices with us held by each executive officer and the period served:

NAME                             AGE              POSITION               PERIOD SERVED
----                             ---              --------               --------------
Bruce Bendell..................  48    Chairman of the Board,            1995 - present
                                       Chief Executive Officer
                                       President, Chief Operating
                                       Officer,
                                       Acting Chief Financial Officer

Information concerning Mr. Bendell is provided under "Election of Directors."

     The following person, although not an executive officer or director, is regarded by management as a key employee:

     Harold Bendell. Mr. Bendell, age 54, has served as a senior executive of Major Dealer Group since December 1985. He, together with his brother, Bruce Bendell, is responsible for the day-to-day operations of the Major Dealer Group.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during the fiscal year ended December 31, 2001. Each of the directors participated in at least 75% of all Board and applicable committee meetings held last year. From time to time, the Board acted by unanimous written consent. Directors met their responsibilities not only by participating in Board and committee meetings, but also through communication with members of management on matters affecting the Company.

     We have the following standing committees: an Audit Committee and a Compensation Committee. Since May 1998, the Audit Committee has been comprised of non-employee directors, Mr. Edelstein and Mr. Weiner, and since December 2001, it included Mr. Nawi. The Audit Committee is charged with reviewing our annual audit and meeting with our independent auditors to review our internal controls and financial management practices. The Audit Committee held one meeting during the fiscal year ended December 31, 2001. The Compensation Committee, which is comprised of Mr. Edelstein and Mr. Weiner, recommends to the Board of Directors compensation for our Chief Executive and other principal executive officers. Messrs. Edelstein and Weiner were independent directors since their election in May of 1998. The Compensation Committee held one meeting during the fiscal year ended December 31, 2001.

     The Company does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board of Directors as a whole. Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with the applicable procedures set forth in the Company's By-Laws. The Company will furnish copies of the By-Laws provisions upon written request to the Company's principal executive offices, 43-40 Northern Boulevard, Long Island City, NY 11101, Attention: Corporate Secretary.

AUDIT COMMITTEE REPORT

     On June 13, 2000 the Board adopted a charter for the Audit Committee. Pursuant to the charter, the Audit Committee makes recommendations as to the engagement and fees of the independent auditors, reviews the preparations for and the scope of the audit of The Major Automotive Companies, Inc.'s annual and interim financial statements, reviews drafts of the statements and monitors the functioning of The Major Automotive Companies, Inc.'s accounting and internal control systems by meeting with representatives of management, and the independent auditors.

     On May 11, 2002, the Audit Committee met with members of the independent auditor's, BDO Seidman LLP's, engagement team to review the results of the 2001 audit. During this meeting, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. BDO Seidman delivered, and the Audit Committee reviewed and discussed with the independent auditors, the written disclosures and letter required by Independence Standards Board Standard No. 1. This Standard requires auditors to communicate, in writing, at least annually, all relationships between the auditors and the Company that, in the auditor's professional judgment, may reasonably be thought to affect the auditor's independence. In addition, the Audit Committee discussed the audited financial statements for 2001 and the results of the audit with the Company's management. Based upon its meetings with BDO Seidman and its review of the audited financial statements, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on the Form 10-K.

     The Audit Committee plans to meet with the independent auditors again in 2003 to review the scope of the 2002 audit.

          SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

     David Edelstein
     Steven Nawi
     Jeffrey Weiner

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth information for each of our fiscal years ended December 31, 2001, 2000 and 1999 concerning compensation of (i) all individuals serving as our Chief Executive Officer during the fiscal year ended December 31, 2001 and (ii) each other of our executive officers whose total annual salary and bonus equaled or exceeded $100,000 in the fiscal year ended December 31, 2001 (collectively, the "Named Executive Officers"):

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                        ANNUAL COMPENSATION          SECURITIES
                                                  -------------------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                YEAR    SALARY      BONUS       OTHER     OPTIONS(#)
---------------------------                ----   --------   ----------   -------   ------------
Bruce Bendell(1).........................  2001   $369,837   $  756,665         0           0
  Chairman of the Board and Chief          2000   $236,426            0         0     400,000
  Executive Officer                        1999   $278,000   $1,800,000         0           0
James Wallick(2).........................  2001   $ 83,333   $   41,667   $19,449
  President and Chief Operating Officer    2000   $200,000   $  492,251   $19,100     200,000
                                           1999   $ 50,000            0         0           0
Richard L. Feinstein(3)..................  2001   $171,890   $   25,000   $ 6,324
  Senior Vice President, Finance and       2000   $165,654            0   $ 6,324      15,000
  Chief Financial Officer                  1999   $170,715   $   70,000   $ 6,324     112,500

---------------

(1) In December 1999, we incurred a liability for a one-time charge of $1.8 million to Mr. Bendell for reimbursement of certain expenses and a bonus. In May 2001, the Compensation Committee of our Board of Directors approved an adjustment to Mr. Bendell's compensation package that included an increase in his base salary to $500,000 per year for the period July 1, 2001 to June
    30. 2004 and, effective April 1, 2001 a bonus equal to 10% of the net income attributable to our automotive operations after all expenses, including bonus amounts paid to other employees. The amounts shown for the year 2001 reflect those terms.

(2) The amount reported for 1999 represents amounts paid Mr. Wallick in that year from the date of his employment. For 2000, the amount reported under Bonus represents an aggregate cash bonus of $250,000, plus the issuance of 22,500 shares of our common stock valued at $242,251 at the date of issuance. The amount reported under Other Annual Compensation represents an automobile and related insurance allowance of $2,161 per month. For 2001, the amounts shown represent Mr. Wallick's salary compensation and guaranteed bonus that were paid through June 30, 2001, the date of his termination as an employee. The amount reported under Other Annual Compensation represents an automobile and related insurance allowance aggregating $2,161 per month paid through September 2001. Mr. Wallick resigned from the Board of Directors on March 25, 2002.

(3) The amount reported under Bonus reflects the value of shares issued to Mr. Feinstein in January 1999 and a cash bonus in 2001. Mr. Feinstein resigned as our Senior Vice President -- Finance and Chief Financial Officer on October 22, 2002.

STOCK OPTION GRANTS

     The following table sets forth certain information regarding stock options granted to the Named Executive Officers during 2001. We have never granted any stock appreciation rights.

                                                INDIVIDUAL GRANTS(1)
                                 --------------------------------------------------
                                               PERCENT OF                             POTENTIAL REALIZABLE
                                 NUMBER OF       TOTAL                                  VALUE AT ASSUMED
                                 SECURITIES     OPTIONS      EXERCISE                 ANNUAL RATES OF STOCK
                                 UNDERLYING    GRANTED TO    PRICE PER                   OPTION TERM(3)
                                  OPTIONS     EMPLOYEES IN     SHARE     EXPIRATION   ---------------------
NAME                              GRANTED       2000(2)         ($)         DATE         5%          10%
----                             ----------   ------------   ---------   ----------   ---------   ---------
James Wallick..................    4,500(4)       N/A          $.75      12/13/2011    $5,498      $8,754

---------------

(1) Each option represents the right to purchase one share of common stock. The options shown in this table were all granted under our 2001 Outside Director Stock Option Plan (the "2001 Plan").

(2) In the year ended December 31, 2001, we granted options only to non-employee members of our Board of Directors to purchase an aggregate of 22,500 shares of our common stock. Inasmuch as Mr. Wallick was no longer an employee at the time such options were granted, his grant was based on his service as an Outside Director.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the full option term of ten years. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock price growth. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(4) The options vested immediately upon their grant.

(5) The 2001 Plan provides that if an optionee's status as an Outside Director terminates, the optionee may exercise the option only within three months following the date of termination, which, in the case of Mr. Wallick, was March 25, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 2001. There were no unexercised "in-the-money" options held by any Named Executive Officer as of December 31, 2001.

EMPLOYMENT AND RELATED ARRANGEMENTS AND AGREEMENTS

     As of November 7, 1995, our date of incorporation, we entered into a Consulting Agreement with Bruce Bendell, our Chairman, pursuant to which he serves as a business, management and financial consultant to us. Mr. Bendell received an annual consulting fee as determined by our Board of Directors from time to time, but not less than $150,000. From the expiration of the agreement until June 30, 2001, Mr. Bendell had been serving at will. On May 15, 2001, the Compensation Committee of the Board of Directors of the Company approved an increase in the annual base salary of Bruce Bendell to $500,000 for the period July 1, 2001 to June 30, 2004. Additional approval was given to a bonus plan under which Mr. Bendell receives a quarterly bonus equal to 10% of the net income of the Company's automotive operations after all expenses, including any other bonuses paid or accrued. This bonus plan was approved retroactively to April 1, 2001. Accordingly, the Company has recorded additional compensation expense of $756,665 for this bonus. In the event that Mr. Bendell's employment is terminated prior to June 30, 2004, he will continue to receive his base salary and a guaranteed annual bonus of $250,000 per year until that date.

     On October 19, 1999, we entered into a memorandum of understanding with James Wallick, our former President and Chief Operating Officer, pursuant to which he was to serve as our Executive Vice-President for a term of three years, at an annual base salary of $200,000. The annual salary was subject to a $100,000 incentive pursuant to commissions to be mutually agreed upon. Mr. Wallick was also granted a signing bonus consisting of 4,500 shares of our common stock. In addition, Mr. Wallick was entitled to various fringe benefits and was entitled to participate in any incentive, stock option, deferred compensation or pension plans established by our Board of Directors. Effective June 30, 2001, Mr. Wallick was terminated from his executive positions but remained on Board of Directors. Moreover, on March 25, 2002, Mr. Wallick resigned from our Board of Directors. On September 25, 2001, Mr. Wallick filed suit against us in the United States District Court of New Jersey entitled James
R. Wallick v. Bruce Bendell, individually and in his capacity as an Officer, Director and Majority Shareholder of the defendant Corporations, Fidelity Holdings, Inc., The Major Automotive Companies, Inc. Major Chevrolet, Major Motors of Hempstead, Inc., d/b/a/ Mazda of Hempstead, Compass Dodge, Compass Lincoln-Mercury, ABC Companies I-V, fictitious name, actual names unknown, and John Does, I-X, fictitious names, actual names unknown, individually and in their official capacity (collectively, the "Defendants"). In this action, Mr. Wallick alleged that the Defendants breached an oral, written and implied-in-fact employment agreement with Mr. Wallick, acted in bad faith in connection with the employment agreement, intentionally and negligently misrepresented promises relating to Mr. Wallick's employment and intentionally and tortiously interfered with the contractual and employment relationship of Mr. Wallick. Mr. Wallick was seeking, among other things, compensatory and punitive damages for the alleged violations. Consequently, on October 10, 2002, we entered into a Separation and Release Agreement (the "Agreement") with Mr. Wallick, wherein we settled all matters with Mr. Wallick arising out of his former employment with us and our subsidiaries. Mr. Wallick received, among other things, an aggregate amount of $452,500, an amount approximately equal to the minimum to be paid during the remaining term of his employment agreement, in consideration to be bound by the terms of the Agreement. Pursuant to the Agreement, Mr. Wallick will return the 4,500 shares of our common stock issued to him in February 2000 and will dismiss, with prejudice, and without an award of costs or attorneys' fees, the complaint previously filed in United States District Court, District of New Jersey, against us.

     In August 20002, we entered into indemnity agreements with each of Bruce Bendell, our President and Chief Executive Officer, and Richard L. Feinstein, our former Chief Financial Officer. The agreements indemnify Mr. Bendell and Mr. Feinstein for any future expenses and damages incurred in connection with claims against them in connection with their service to the Company.

     On October 22, 2002, Richard L. Feinstein resigned as our Senior Vice President -- Finance and Chief Financial Officer.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors is responsible for establishing, monitoring, and implementing the policies of governing the compensation of the Company's executives. The Compensation Committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. The Compensation Committee, which is comprised entirely of independent, outside members of our Board of Directors, has furnished the following report on executive compensation.

     General Compensation Policy. The Compensation Committee's policy is to provide our executive officers with compensation opportunities that are based upon their personal performance, our financial performance and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of a base salary, bonus and long-term incentive awards. We review compensation levels of other companies in its industry to ensure that our executive compensation is appropriate in light of industry practices.

     Base Salary. Salaries for executive officers for 2001 were generally determined by the Board of Directors on an individual basis, taking into account individual experience and performance and our specific needs. For 2002, the Compensation Committee will review the base salaries of the executive officers by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

     Bonus. We award bonuses as a reward for performance based principally on our overall financial results and or achievements of specified business objectives. We believe that bonuses properly motivate the executive officers to perform to the greatest extent of their abilities to generate the highest attainable profits for us. In 2001, bonuses of $756,665, $41,667 and $25,000 were paid to Bruce Bendell, James Wallick and Richard Feinstein, respectively.

     Long Term Incentive Awards. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of executives with the long-term interests of our stockholders and encourages executives to remain in our employ. We grant stock options in accordance with our various stock option plans. Grants are awarded based on a number of factors, including the individual's level of responsibility, the amount and term of options already held by the individual, the individual's contributions to the achievement of our financial and strategic objectives, and industry practices and norms.

     Compensation of Chief Executive Officer. Mr. Bendell, Chairman of the Board of Directors and our President, Chief Executive Officer for 2001, was paid a base salary of $369,837 for the year ended December 31, 2001. On May 15, 2001, the Compensation Committee approved an increase in the annual base salary of Mr. Bendell to $500,000 for the period July 1, 2001 to June 30, 2004. See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements."

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the Company's executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid to our executive officers in 1999 did not exceed the $1 million limit per officer and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to our executive officers in 2000, if any, will exceed that limit. Our Stock Option Plans are structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to our executive officers to no more than $1 million. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant.

       SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

     David Edelstein
     Jeffrey Weiner

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of our Board of Directors consists of Messrs. Edelstein and Weiner, neither of whom has been an officer or employee at any time since our inception. None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Prior to the formation of the Compensation Committee, the Board of Directors as a whole made decisions relating to the compensation of our executive officers.

COMPENSATION OF DIRECTORS

     Non-employee Directors each received 4,500 shares of our Common Stock and 4,500 options to purchase shares of Common Stock in 2001. We reimburse directors for their expenses of attending meetings of the Board of Directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Nevada Revised Statute, as amended, a director, officer, employee or agent of a Nevada corporation may be entitled to indemnification by the corporation under certain circumstances against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation.

     We are obligated under our Articles of Incorporation to indemnify any of our present or former directors who served at our request as a director, officer or member of another organization against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation if such director acted in good faith or in a manner such director reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, if such director had no reason to believe his or her conduct was unlawful. However with respect to any action by or in the right of the Company, the Articles of Incorporation prohibit indemnification in respect of any claim, issue or matter as to which such director is adjudged liable for negligence or misconduct in the performance is his or her duties to us, unless otherwise ordered by the relevant court. Our Articles of Incorporation also permit us to indemnify other persons except against gross negligence or willful misconduct.

     We are obligated under our bylaws to indemnify our directors, officers and other persons who have acted as our representatives at our request to the fullest extent permitted by applicable law as in effect from time to time, except for costs, expenses or payments in relation to any matter as to which such officer, director or representative is finally adjudged derelict in the performance of his or her duties, unless we have received an opinion from independent counsel that such person was not so derelict.

     Our indemnification obligations are broad enough to permit indemnification with respect to liabilities arising under the Securities Act. Insofar as we may otherwise be permitted to indemnify our directors, officers and controlling persons against liabilities arising under the Securities Act or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Nevada Revised Statute, as amended, also permits a corporation to limit the personal liability of its officers and directors for monetary damages resulting from a breach of their fiduciary duty to the corporation and its stockholders. Our Articles of Incorporation limit director liability to the maximum extent permitted by the Nevada Revised Statute, which presently permits limitation of director liability except (i) for a director's acts or omissions that involve intentional misconduct, fraud or a knowing violation of law and
(ii) for a director's willful or grossly negligent violation of a Nevada statutory provision that imposes personal liability on directors for improper distributions to stockholders. As a result of the inclusion in our Articles of Incorporation of this provision, our stockholders may be unable to recover monetary damages against directors as a result of their breach of their fiduciary duty to us and our stockholders. This provision does not, however, affect the availability of equitable remedies, such as injunctions or rescission based upon a breach of fiduciary duty by a director.

     We maintain a $5 million liability insurance policy for the benefit of our officers and directors.

                         STOCK PRICE PERFORMANCE GRAPH

STOCK PRICE PERFORMANCE GRAPH

     Our Common Stock commenced trading on the Nasdaq Small Cap Market on October 7, 1998 and on the Nasdaq National Market under the symbol "FDHG" on August 3, 1999. Our symbol was changed to "MAJR" on May 2, 2001.

     The stock price performance graph below compares the cumulative total stockholder return on our Common Stock with the Total Return Index for Nasdaq Stock Market U.S. Companies and the Nasdaq Non-Financial Index for the period commencing on December 31, 1996 and ending December 31, 2000. The graph assumes that $100.00 was invested in the Common Stock and in each index on May 2, 1996. The total return for the Common Stock and the indices used assumes the reinvestment of dividends, even though dividends have not been declared on the Common Stock. The information contained in the graph does not reflect present performance of our stock.

     The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be deemed incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                  AMONG THE MAJOR AUTOMOTIVE COMPANIES, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX
[CUMULATIVE TOTAL RETURN GRAPH]

                                                        THE MAJOR
                                                       AUTOMOTIVE                 NASDAQ STOCK                 NASDAQ NON-
                                                     COMPANIES, INC.              MARKET (U.S.)                 FINANCIAL
                                                     ---------------              -------------                -----------
12/96                                                       100                         100                         100
12/97                                                       100                      122.48                      117.06
12/98                                                     94.44                      172.68                      171.83
12/99                                                    631.27                      320.89                      336.88
12/00                                                     23.45                      193.01                      196.36
12/01                                                         8                      153.15                      150.08

        * $100 invested on 12/31/96 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     BDO Seidman LLP ("BDO") acted as our independent auditor and principal accountant for the fiscal year ended December 31, 2001.

     Audit Fees. BDO billed the Company an aggregate of approximately $462,000 for professional services rendered for the audit of the Company's financial statements for the year ended December 31, 2001, and its reviews of the Company's financial statements and related disclosures included in its Forms 10-Q and registration statements during year 2001.

     Financial Information Systems Design and Implementation Fees. During the year ended December 31, 2001, BDO provided no services and, therefore, billed no fees to the Company in connection with financial information systems design and implementation.

     All Other Fees. No other fees were billed by BDO to the Company during 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have retained the accounting firm of Marcum & Kliegman LLP to provide certain accounting and tax services for us and our subsidiary Major Fleet. In 2001, we were billed by Marcum & Kliegman LLP approximately $120,000 for its services. Mr. Weiner, one of our directors, is Managing Partner of Marcum & Kliegman LLP.

     Our Chairman, Bruce Bendell, and his brother, Harold Bendell, have interests in several non-affiliated auto dealerships, including Five Towns Nissan, Bronx Automotive Group, HB Automotive and Major of Pennsylvania for which we purchase cars and provide other services, and from which we buy vehicles. We charge a fee to offset any expenses incurred in providing our services. The volume of such transactions is immaterial to our operations; however, at December 31, 2001, these affiliated dealerships were indebted to us in an aggregate amount of approximately $2,874,243.

     On December 11, 2000, we issued to M&K Equities, Ltd., a New York corporation ("M&K"), which is an affiliate of Jeffrey Weiner, a member of our board of directors, a senior subordinated secured promissory note in the principal amount of $2,000,000 in consideration for a $2,000,000 loan from M&K. The note is due on December 11, 2002 (the "Maturity Date") at a rate per annum of ten percent (10%). Interest under the note is payable in monthly installments with all outstanding principal and interest due on the Maturity Date. In order to induce M&K to make the loan, we also agreed to grant a lien on and security interest in all of our assets, other than our technology assets, as collateral security for the due payment and performance of all indebtedness, liabilities and obligations under the note, which collateral is set forth in a security agreement, subject to prior senior liens. Mr. Weiner also received options under the 1999 Employee Stock Option Plan to purchase 50,000 shares of our common stock at an exercise price of $2.35 (as adjusted for the subsequent one-for-five reverse stock split). The fair value ascribed to the options was approximately $95,000 based on the Black-Scholes option-pricing model; such amount was recorded as a deferred charge and as additional paid-in-capital of stockholders equity. The amount of the deferred charge is being amortized ratably over the term of the note.

     During the year 2001, we received $2.4 million from Nawi Leasing, Inc., primarily for the purchase of used vehicles from us. Steven Nawi, a member of our board of directors, is President of Nawi Leasing, Inc.

     In connection with our acquisition of our Nissan dealership in Hempstead, New York, in September 2000, we obtained an option to acquire that dealership's land and building from the landlord who held the lease on that property. We exercised our option, but were unable to obtain the financing necessary to effect the purchase. Since the lease expiration was concurrent with the required property acquisition date and we were unsuccessful in obtaining an extension of the lease term, it became imperative to the Nissan dealership's operations to maintain its presence at that location. In order to ensure continuity of the dealership's operations, in a transaction approved by our Board of Directors, Bruce Bendell and his brother, Harold Bendell, agreed to personally acquire the property through a company they formed, 316 North Franklin LLC, and lease it back to us. The result of this transaction was to eliminate the capitalized lease of approximately $3.6 million and the related liability of $3.0 million that we had recorded in connection with this property. The difference of $637,000, the book value of the purchase option, was recorded as a long-term related party receivable, which is included in other non-current assets. We entered into a lease with 316 North Franklin LLC for five years with a five-year renewal option for approximately the same monthly rental we were previously paying. We and the Bendell brothers have agreed that an independent appraisal will be obtained in order to determine a fair market rent and the current rent will be adjusted and the lease revised, accordingly, if necessary. Similarly, the value of the purchase option will be determined and an adjustment to the related party receivable will be made and, if warranted, a gain will be recorded at that time. The receivable will be repaid, ratably, through monthly payments over the remaining term of the lease, together with related interest at a market rate.

     Moreover, in order to obtain floor plan financing at favorable rates, each of the Bendell brothers has agreed to either guarantee certain floor plan debt of the Company or provide certain collateral in connection with our floor plan or other borrowings. The Board of Directors has agreed to obtain independent valuations of such credit enhancement and collateral usage and compensate each of the Bendells the fair value of their respective contributions. When such valuations have been completed, adjustment will be made currently for the cumulative value of such contributions to date and, prospectively, monthly charges will be recorded to reflect the on-going values, if necessary.

     Harold Bendell has acquired the right to an off premises storage facility that was previously leased by us, on a month-to-month basis, from an independent third party. Accordingly, we are leasing such space from Mr. Bendell for $15,000 per month, approximately the same monthly rental it was paying to the prior landlord.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2001, Steven Nawi is the only reporting person to have made late filings under
Section 16(a). Mr. Nawi filed a Form 3 on December 26, 2001 to report his election as our director and his initial beneficial ownership of our common stock. This disclosure was required to be reported on a Form 3 within ten (10) days of his election as a director (i.e., by December 23, 2001).

                                 ANNUAL REPORT

     All shareholders of record as of November 1, 2002 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. The Form 10-K contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2001.

                                          By Order of the Company,

                                          /s/ ERIC KELTZ
                                          --------------------------------------
                                          Eric Keltz
                                          Secretary

Dated: November 1, 2002

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                      THE MAJOR AUTOMOTIVE COMPANIES, INC.

           PROXY -- ANNUAL MEETING OF SHAREHOLDERS, DECEMBER 11, 2002

   The undersigned, a shareholder of The Major Automotive Companies, Inc., a Nevada corporation (the "Company"), does hereby constitute and appoint Bruce Bendell, the true and lawful attorney and proxy with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present at the 2002 Annual Meeting of Shareholders of the Company to be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, NY 11553, on December 11, 2002 at 2:00 p.m., local time, or at any adjournment or adjournments thereof.

   The undersigned hereby instructs said proxies or their substitutes as set forth below.

1. ELECTION OF DIRECTORS:

   To elect one Class II Director for term ending in 2005

  Nominee: Steven Hornstock

  [ ] FOR       [ ] TO WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE

  -----------------------------------------------------------------------------

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS:

   To ratify the appointment of BDO Seidman LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

  [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

  -----------------------------------------------------------------------------

3. DISCRETIONARY AUTHORITY:

   To vote with discretionary authority with respect to all other matters that may come before the Meeting.

   The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated November 1, 2002, and a copy of the Company's Annual Report.

                                              Please mark, date, sign and mail
                                              this proxy in the envelope
                                              provided for this purpose.

                                              Dated:

        ---------------------------------------------------------------------- ,
                                              2002

                                       ---------------------------------- (L.S.)

                                       ---------------------------------- (L.S.)
                                              Signature(s)

                                              NOTE: Please sign exactly as your
                                              name or names appear hereon. When
                                              signing as attorney, executor,
                                              administrator, trustee or
                                              guardian, please indicate the
                                              capacity in which signing. When
                                              signing as joint tenants, all
                                              parties in the joint tenancy must
                                              sign. When a proxy is given by a
                                              corporation, it should be signed
                                              with full corporate name by a duly
                                              authorized officer.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY.